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                                                                    Exhibit 21.1

                                 SUBSIDIARIES
       Name of Subsidiary             Jurisdiction of Incorporation
       ------------------             -----------------------------
1.  MicroStrategy Deutschland GmbH            Germany
2.  MicroStrategy Limited                     United Kingdom
3.  MicroStrategy France SARL                 France
4.  MicroStrategy Iberica, S.A.               Spain
5.  MicroStrategy Benelux B.V.                Netherlands
6.  MicroStrategy GmbH                        Austria
7.  MicroStrategy Italy S.r.l.                Italy

8.  MicroStrategy Canada Incorporated         Canada